Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of First Northwest Bancorp of our report dated September 24, 2015, with respect to the consolidated financial statements of First Northwest Bancorp and Subsidiary, which report appears in the Form 10-K of First Northwest Bancorp for the year ended June 30, 2015.

/s/Moss Adams LLP

Everett, Washington
December 4, 2015